Exhibit 10.4

Ms. Martha Crow

October 30, 2011

Dear Martha

On behalf of Lionbridge Technologies, Inc. (“the Company”) I am pleased to offer you the position of Senior Vice President, based at our Waltham headquarters, reporting to me, Rory Cowan, Chief Executive Officer. You will also be a member of the Corporate Leadership team (CLT). The CLT is the top business leaders in the organization. . This letter is provided to you to summarize the terms and conditions of your “at will” employment, and is not intended to be, and should not be construed as, an employment contract. This offer is contingent on the successful completion of the Company’s standard background check. The details of our offer are outlined below:

•	Base Salary. Your starting gross base salary will at the rate of $280,000 per annum. Payroll payment periods are currently bi-weekly and are subject to change at Company discretion.

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Stock Options. Subject and conditioned on the approval by the Company’s Board of Directors, Lionbridge will grant you stock options to purchase 20,000 shares of Lionbridge common stock at the then-current fair market value on the date of grant. These options will be granted under, and be subject to the terms of the Company’s 2005 Stock Incentive Plan. Such options vest at the rate of 25% on the first anniversary of grant date, and an additional 12.5% will vest each six-month period thereafter, provided you are employed by Lionbridge on such dates. The specific terms and conditions of such Stock Option grant will be set forth in, and governed by, the Company’s standard form of Stock Option Agreement.

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Restricted Stock. Subject to approval by the Company’s Board of Directors, Lionbridge will grant you 60,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan. Restrictions on these shares will lapse at the rate of 50% on the second anniversary of the date of grant, provided you are employed by Lionbridge on such date. The restrictions on the remaining shares will lapse at the rate of 12.5 % each six-month period thereafter, provided you are employed by Lionbridge on such specific dates. The specific terms and conditions of such Restricted Stock grant shall be set forth in, and governed by, the Company’s standard form of Restricted Stock Agreement.

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Incentive Compensation: You are eligible to participate in the Management Incentive Plan (MIP) with a target bonus for 2011 of 60% of your base salary. Payment of any incentive compensation under the MIP is dependent on achievement of company performance targets relating to revenue and profitability, and achievement of personal objectives, all as established and determined by the Board of Directors. The Board of Directors will determine achievement of these targets in its sole discretion. The MIP is subject to amendment, modification or discontinuance in the sole discretion of the Board of Directors. Lionbridge will guarantee 50% of your bonus potential for 2012.

•	Confidentiality Agreement. You will be required to sign the enclosed Business Protection Agreement (“BPA”) that sets forth your obligations of confidentiality among other topics.

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Executive Benefits. Effective on the first day of the month after you begin employment, you and eligible members of your immediate family will be able to participate in our comprehensive executive benefits program that currently includes a medical and dental plan, life and disability insurance, 401(k) plan, long term care insurance and pre-paid legal/identity theft coverage. You will also participate in our Executive Health Exam program, provided through Massachusetts General. The coverage and protections afforded by these programs will be discussed with you at your orientation meeting.

•	Vacation. Your vacation eligibility will be four weeks per full calendar year. Vacation time does not accrue and is not carried over into subsequent years.

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Change of Control. You initially will be eligible to participate in the Lionbridge Change of Control Plan (the “COC Plan”) and will receive the Company’s standard Change of Control Agreement for your position under the terms of the Plan.

•	Start date would be December 1, 2011.

This offer is subject to completion of the following:

•	Criminal/ background checks

•	Fair credit reporting act documents

•	Verification of authorization to work (as described below)

Due to the Immigration Reform and Control Act of 1986, employers need to verify authorization to work in the United States. Enclosed is US Department of Justice Form I-9 that must be completed and returned to Human Resources within three business days after your start date. Please come prepared on your first day with verification documents as shown on page 2 of that form, under “Lists of Acceptable Documents.”

Martha, we believe you have a good understanding of the position as it was described to you in your interviews and are truly optimistic about the potential represented by this opportunity, as well as the contribution we feel you will make to the long term growth of Lionbridge. We would like to remind you; however, that employment with the Company is at will, meaning that either the Company or you may terminate the employment relationship at any time, for any lawful reason, with or without prior notice.

To accept our offer, please sign your name in the designated space on the last page of the BPA, and return the original to me. The BPA will be countersigned and a copy of the fully executed document will be returned to you for your records.

If you have any questions, please contact me. We look forward to working with you and to your contribution to the continued success of our company.

Welcome to the team!

Sincerely,

Rory Cowan

Chairman and Chief Executive Officer

ATTACHMENTS:

•	Business Protection Agreement